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        AMENDED AND RESTATED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                       OF
                 DEAN WITTER MULTI-STATE MUNICIPAL SERIES TRUST

   WHEREAS, Dean Witter Multi-State Municipal Series Trust (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

   WHEREAS, on January 4, 1993, the Fund amended and restated a Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act which had initially been adopted on January 15, 1991, and the Trustees then determined that there was a reasonable likelihood that the Plan of Distribution, as then amended and restated, would benefit the Fund and its shareholders; and

   WHEREAS, the Trustees believe that continuation of said Plan of Distribution, as amended and restated herein, is reasonably likely to continue to benefit the Fund and its shareholders; and

   WHEREAS, the Agreement incorporated in said initial Plan and Agreement of Distribution was entered into by the Fund with Dean Witter Reynolds Inc. ("DWR"); and

   WHEREAS, on January 4, 1993, the Fund and DWR substituted Dean Witter Distributors Inc. (the "Distributor") in the place of DWR as distributor of the Fund's shares; and

   WHEREAS, the Fund, DWR and the Distributor intend that DWR will continue to promote the sale of Fund shares and provide personal services to Fund shareholders with respect to their holdings of Fund shares; and

   WHEREAS, the Fund and the Distributor have entered into a separate Distribution Agreement dated as of May 31, 1997, pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund; and

   WHEREAS, the Fund currently issues shares of beneficial interest in ten separate series, with each such series representing interests in a separate portfolio of securities and other assets, such series together with all other series subsequently established by the Fund being collectively referred to as the "Series."

   NOW, THEREFORE, the Fund hereby amends and restates the Plan of Distribution previously adopted and amended and restated, and the Distributor hereby agrees to the terms of said Plan of Distribution (the "Plan"), as amended and restated herein, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

   1. The Fund is hereby authorized to utilize its assets to finance certain activities in connection with the distribution of its shares.

   2. Subject to the supervision of the Trustees and the terms of the Distribution Agreement, the Distributor is authorized to promote the distribution of the Fund's shares and to provide related services through DWR, its affiliates or other broker-dealers it may select, and its own Registered Representatives. The Distributor, DWR, its affiliates and said broker-dealers shall be reimbursed, directly or through the Distributor, as it may direct, as provided in paragraph 4 hereof for their services and expenses, which may include one or more of the following: (1) compensation to, and expenses of, account executives and other employees, including overhead and telephone expenses; (2) sales incentives and bonuses to sales representatives of the Distributor, DWR, its affiliates and other broker-dealers, and to marketing personnel in connection with promoting sales of shares of the Fund; (3) expenses incurred in connection with promoting sales of shares of the Fund; (4) preparing and distributing sales literature; and (5) providing advertising and promotional activities, including direct mail solicitation and television, radio, newspaper, magazine and other media advertisements.

   3. The Distributor hereby undertakes to directly bear all costs of rendering the services to be performed by it under this Plan and under the Distribution Agreement, except for those specific expenses that the Trustees determine to reimburse as hereinafter set forth.

   4. The Fund is hereby authorized to reimburse the Distributor, DWR, its affiliates and other broker-dealers for incremental distribution expenses incurred by them specifically on behalf of each Series of the Fund. Reimbursement will be made through payments at the end of each month. The amount of each monthly payment may in no event exceed an amount equal to a payment at the annual rate of 0.15 of 1% of the average net assets of each Series during the month. In the case of all expenses other than expenses representing a residual to account executives, such amounts shall be determined at the beginning of each calendar quarter by the Trustees, including a majority of the Trustees who are not "interested persons" of the Fund, as defined in the Act. Expenses representing a residual to account executives may be reimbursed without prior determination. In the event that the Distributor proposes that monies shall be reimbursed for other than such expenses, then in making the quarterly determinations of the amounts that may be expended by each Series of the Fund, the Distributor shall provide, and the Trustees shall review, a quarterly budget of projected incremental distribution expenses to be incurred by the Distributor, DWR, its affiliates or other broker-dealers on behalf of each Series of the Fund, together with a report explaining the purposes and anticipated benefits of incurring such expenses. The Trustees shall determine the particular expenses, and the portion thereof, that may be borne by each Series, and in making such determination shall consider the scope of the Distributor's commitment to promoting the distribution of the shares of each Series directly or through DWR, its affiliates or other broker-dealers.All payments made hereunder pursuant to the Plan shall be in accordance with the Rules of the Association of the National Association of Securities Dealers, Inc.

   5. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to DWR, its affiliates or other broker-dealers.

   6. If, as of the end of any calendar year, the actual expenses incurred by the Distributor, DWR, its affiliates and other broker-dealers on behalf of a Series of the Fund (including accrued expenses and amounts reserved for incentive compensation and bonuses) are less than the amount of payments made by the Series pursuant to this Plan, the Distributor shall promptly make appropriate reimbursement to the Fund, on behalf of the affected Series. If, however, as of the end of any calendar year, the actual expenses of the Distributor, DWR, its affiliates and other broker-dealers are greater than the amount of payments made by a Series pursuant to this Plan, the Fund will not reimburse the Distributor, DWR, its affiliates or other broker-dealers for such expenses through payments accrued pursuant to this Plan in the subsequent calendar year.

   7. The Distributor shall provide to the Trustees of the Fund and the Trustees shall review, promptly after the end of each calendar quarter, a written report regarding the incremental distribution expenses incurred by the Distributor, DWR, its affiliates or other broker-dealers on behalf of each Series of the Fund during such calendar quarter, which report shall include: (1) an itemization of the types of expenses and the purposes therefor; (2) the amounts of such expenses; and (3) a description of the benefits derived by each Series of the Fund.

   8. This Plan, as amended and restated, shall become effective upon approval by a vote of the Trustees of the Fund, and of the Trustees who are not "interested persons" of the Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting called for the purpose of voting on this Plan.

   9. This Plan shall continue in effect until April 30, 1998 and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 8 hereof. This Plan may not be amended to increase materially the amount to be spent for the services described herein unless such amendment is approved by a vote of at least a majority of the outstanding voting securities of the affected Series of the Fund, as defined in the Act, and no material amendment to this Plan shall be made unless approved in the manner provided for approval in paragraph 8 hereof.

   10. This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Trustees who are not "interested persons" of the Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan or by any Series by a vote of a majority of the outstanding voting securities of such Series, as defined in the Act, on no more than thirty days' written notice to any other party to this Plan.

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   11. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

   12. The Fund shall preserve copies of this Plan and all reports made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of this Plan, as amended and restated herein, or any such report, as the case may be, the first two years in an easily accessible place.

   13. This Plan shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflicts with the applicable provisions of the Act, the latter shall control.

   14. The Declaration of Trust establishing Dean Witter Multi-State Municipal Series Trust, dated October 29, 1990, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Dean Witter Multi-State Municipal Series Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Dean Witter Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Dean Witter Multi-State Municipal Series Trust, but the Trust Estate only shall be liable.

   IN WITNESS WHEREOF, the Fund, the Distributor and DWR have executed this Plan of Distribution, as amended and restated, as of the day and year set forth below in New York, New York.

Date: January 15, 1991                      DEAN WITTER MULTI-STATE MUNICIPAL
      As amended on January 4, 1993         SERIES TRUST
      and July 23, 1997
                                            By: /s/
                                               ................................

Attest:                                     DEAN WITTER DISTRIBUTORS INC.

/s/
 .............................               By: /s/
                                               ................................

Attest:                                     DEAN WITTER REYNOLDS INC.

/s/
 .............................               By: /s/
                                               ................................

Attest:

/s/
 .............................

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